Exhibit 10.15






                         NEWPORT NEWS SHIPBUILDING INC.

                           DEFERRED COMPENSATION PLAN

                           FOR NONEMPLOYEE DIRECTORS

                               TABLE OF CONTENTS

                                                                       Page

Article I         Establishment and Purpose                               1

Article II        Definitions                                             2

Article III       Eligibility                                             2

Article IV        Deferral Election                                       2

Article V         Accounts                                                3

Article VI        Payment of Benefits                                     4

Article VII       Sources of Payments                                     5

Article VIII      Plan Administrator                                      6

Article IX        Amendment and Termination                               6

Article X         General Provisions                                      6

                           NEWPORT NEWS SHIPBUILDING

              DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

                                   ARTICLE I

                           Establishment and Purpose

Establishment. Effective as of January 1, 1997, Newport News Shipbuilding Inc. ("the Company") hereby adopts this deferred compensation plan to be known as the "Newport News Shipbuilding Deferred Compensation Plan For Nonemployee Directors" (the "Plan").

Purpose. To provide Directors, who are not employees of the Company, an opportunity to defer cash fees paid for participation on the Board.


                                   ARTICLE II

                                  Definitions

Definitions. As used herein, the following words and phrases have the meanings ascribed to them in Article II unless a different meaning is plainly required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but, for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender and words in the feminine gender shall be deemed to include the masculine gender. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter any of the terms of the Plan.

2.01     "Board" means the Board of Directors of the Company.

2.02     "Company" means Newport News Shipbuilding Inc.

2.03 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.04 "Deferred Compensation Account" means the account established for each Participant to which contributions described in Sections 4.01 and 4.02 and the earnings thereon are credited.

2.05 "Disability" shall mean permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

2.06 "Participant" means a nonemployee member of the Company's Board of Directors who chooses to participate in this Plan.

2.07 "Plan Administrator" means the Compensation and Benefits Committee of the Board of Directors of Newport News Shipbuilding Inc.

2.08 "Plan Year" means the 12-month period beginning each January 1 and ending on the following December 31.

2.09 "Valuation Date" shall mean the last day of each March, June, September and the last day of the Plan Year and any other date designated by the Committee.

                                  ARTICLE III

                                  Eligibility

3.01 Eligibility to Participate. All members of the Board who are not employees of the Company shall be eligible to participate in this Plan.

                                   ARTICLE IV

                               Deferral Election

4.01 Deferrals. Each nonemployee director will have the option of deferring a portion of his cash fees (retainer and/or meeting fees). Directors wishing to defer prospective fees must elect to defer said fees, on a form furnished by the Plan Administrator, during the following periods:

         a.       Within 30 days of the adoption of this Plan, or

         b. Within 30 days after their first election as a member of the Board, or

         c.       Prior to the first day of each calendar year.

         The choice to defer will be irrevocable for the applicable calendar year, and must include an irrevocable decision as to the method of distribution of that deferral as described in Section 6.01 of this Plan. A Director may defer 25% (twenty-five percent), 50% (fifty percent), 75% (seventy-five percent), or 100% (one hundred percent) of the portion of his fees that are payable in cash.

4.02 Deferral Period. Participants shall elect a deferral period of at least two years. The maximum deferral period available under this Plan is a deferral until the Participant is no longer a member of the Board.

                                   ARTICLE V

                                    Accounts

5.01 Investment Gain. Money deferred will be commingled in Company cash assets. Participants may choose among investment indices offered under this Plan; and their deferred compensation accounts will be adjusted to reflect gains, losses, and earnings, as if the deferred amounts had been so invested.

5.02 Establishment of Accounts. The Plan Administrator, or his delegee, shall establish a Deferred Compensation Account for each Participant to which the contributions described in Sections 4.01 and 4.02 and the earnings thereon, if any, will be credited. The Plan Administrator may establish subaccounts for Participants, as he deems appropriate.

5.03 Account Earnings. Participant's Deferred Compensation Account will be adjusted for earnings, gains, and losses as of each Valuation Date on the basis of his hypothetical investment elections under Section 5.04.

5.04 Hypothetical Investment Elections. A Participant may direct the hypothetical investment of his Deferred Compensation Account. The most recently provided investment directions shall remain in effect until changed by the Participant. The timing and ability to change investment choices may be impacted by a Participant's "insider" status for Securities and Exchange purposes and may also depend on the fund alternatives available. Participants will be informed of any limitations to changing investments. The investment alternatives used in determining account earnings are:

         (i) The prime rate of interest reported monthly by the Chase Manhattan Bank,

         (ii) Newport News Shipbuilding Inc. Stock Index (stock equivalent unit account) based on the performance of the Company's common stock (including dividend reinvestment), and

         (iii) Other alternatives which may be offered from time to time, which may include some of the funds currently offered in the Newport News Shipbuilding Inc. 401(k) Investment Plan for Salaried Employees:

         The Participant may select more than one investment alternative in increments of at least twenty-five percent (25%).

         The Company reserves the right to change or amend the hypothetical investment alternatives offered under this Plan at any time.

5.05     Company Match

         In order to encourage stock ownership among Plan Participants, the Company shall credit to the Participant's Company Match Account an amount equal to thirty percent (30%) of the Participant's annual cash fee deferrals for which the Participant elects the Newport News Shipbuilding Inc. Stock Index as the Hypothetical Investment Alternative, and provided that the Participant elects a deferral period of at least three (3) years under Section 4.02 with respect to the deferral.

5.06 Participant Reports. The Plan Administrator, or his delegee, shall provide a statement to the Participant periodically concerning the status of his Deferred Compensation Account.


                                   ARTICLE VI

                              Payment of Benefits

6.01 Participant Elections. Coincident with each election to defer fees, a Participant shall elect a method of distribution for such amounts. Distributions must be in a single lump sum or in approximately equal annual installments over a period not to exceed ten (10) years. Payment shall based on the amount credited to the account as of the Valuation Date immediately preceding or coincident with the date of distribution.

6.02 Death. The Beneficiary of a Participant who dies shall receive the amount credited to the Participant's Deferred Compensation Account as of the Valuation Date immediately following or coincident with the death. Payment shall be made in a single lump sum within 60 days after such Valuation Date.

6.03 Disability. If a Participant's service on the Board is terminated because of his Disability, the total amount of his Participant Contribution Account shall be distributed to him in the form or forms elected under Section 6.01. Whether or not a participant has suffered a Disability will be determined by the Plan Administrator or his delegee on the basis of medical evidence satisfactory to it that the Participant is totally disabled, mentally or physically, so as to be prevented from serving on the Board and that such Disability will be permanent and continuous during the remainder of his life. Notwithstanding the election made under Sections 5.04 and 6.01, distribution shall commence within 60 days of the Quarterly Valuation Date immediately following the date a Participant is determined to be disabled. Such distribution will be made in a single lump sum.

6.04 Hardship. Notwithstanding the election made under Section 6.01, a Participant who suffers a "hardship" or "unforeseeable emergency" may make a withdrawal from his Participant Contribution Account because of the unforeseeable emergency, in an amount reasonable needed to satisfy the emergency need. An "unforeseeable emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant of his dependent (as defined in Code Section 152 (a)), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as the result of events beyond the Participant's control.

         The circumstances that will constitute an unforeseeable emergency will depend upon individual facts and circumstances, as determined by the Plan Administrator or his delegee; but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation, insurance or otherwise; (ii) by liquidation of the Participant's assets to the extent the liquidation of such assets would not cause severe financial hardship, or (iii) by cessation of deferrals under the Plan. The amount of any hardship distribution will be limited to an amount reasonably necessary to satisfy the financial need.

6.05 Form of Payment. All benefits under the Plan shall be paid in cash and, to the extent required by law, shall be subject to withholding of Federal, state and local taxes.

                                  ARTICLE VII

                              Sources of Payments

All benefits payable under this Plan shall be paid directly from the general assets of the Company. The Participant and/or his designated Beneficiaries shall not have any property interest in any specific assets of the Company other than the unsecured right to receive payments from the Company, as provided herein.

                                  ARTICLE VIII

                               Plan Administrator

The Plan shall be administered by the Compensation and Benefits Committee ("the Committee") of the Board. The Committee shall act by a majority of its members and such action may be taken either by vote at a meeting or in writing without a meeting. The Plan Administrator may appoint one or more delegate(s) to discharge any or all of his responsibilities hereunder. The Plan Administrator and his delegate(s) shall have all of the discretionary authority, rights and duties which are necessary or appropriate for proper administration of the Plan. The decisions of the Plan Administrator, or his delegate(s), including but not limited to interpretations and determinations of amounts due under this Plan, shall be final and binding on all parties.

                                   ARTICLE IX

                           Amendment and Termination

The Committee reserves the right to amend, alter or discontinue this Plan at any time, including the right to terminate this Plan and distribute any and all benefits payable hereunder. Such action may be taken by any officer of the Company who has been duly authorized by the Board to perform acts of such kind. However, no such amendment shall deprive any Participant or Beneficiary of any portion of any benefit payable immediately prior to the adoption date of such amendment or termination.

                                   ARTICLE X

                               General Provisions

10.01 Facility of Payment. When a person entitled to a distribution under this Plan is under a legal disability, or, in the opinion of the Plan Administrator or his designee, is in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator, or his designee, may direct that the distribution to which such person otherwise would be entitled shall be made to such person's legal representative(s), or the Plan Administrator may direct the application of such distribution for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment made in good faith in accordance with provisions of this Section 10.01 shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

10.02 Successors. The provisions of this Plan shall be binding upon the Company and its successors and assigns and upon every Participant and his heirs, Beneficiaries, estates and legal representatives.

10.03 Required Notification to Plan Administrator. Each Participant entitled to benefits hereunder shall keep the Plan Administrator, or his delegee, informed in writing of his current mailing address. Any check representing payment hereunder and any communication addressed to a Participant or a former Participant at his last address filed with the Plan Administrator, or if no such address has been filed, then at his last address as indicated on the records of the Company, shall be binding on such person for all purposes of the Plan, and neither the Plan Administrator nor the Company or other payer shall be obliged to search for or ascertain the location of any such person. If the Plan Administrator, or his delegee, for any reason is in doubt as to the address of any Participant entitled to benefits hereunder or as to whether benefit payments are being received by the person entitled thereto, he shall, by registered mail addressed to the person concerned at his address last known to the Plan Administrator, notify such person that:

         (i) All unmailed and future payments from the Plan shall be henceforth withheld until he provides the Plan Administrator or his delegee with evidence of his continued life and his proper mailing address; and

         (ii) His right to any payments from the Plan whatsoever shall, at the option of the Plan Administrator, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, he shall not have provided the Plan Administrator or his delegee with evidence of his continued life and his proper mailing address.

10.04 Required Information to Plan Administrator. Each Participant will furnish to the Plan Administrator or his delegee such information as the Plan Administrator considers necessary or desirable for purposes of administering the Plan, and the provisions of the Plan respecting any payments thereunder are conditional upon the Participant's furnishing promptly such true, full and complete information as the Plan Administrator may request. Any notice or information which, according to the terms of the Plan or the rules of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, or his delegee, in care of the Company at:

                           Human Resources Department
                           Newport News Shipbuilding
                             4101 Washington Avenue
                          Newport News, Virginia 23607

10.05 No Alienation. Benefits under this Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. A Participant's or Beneficiary's interest in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment, or other legal process.

10.06 Designation of a Beneficiary. Each Participant shall inform the Plan Administrator or his delegee, in writing, the Beneficiary(ies) who shall receive any benefits which might be payable after his death. Such designation may be made at any time satisfactory to the Plan Administrator or his delegee.

         A designation of a Beneficiary may be changed or revoked without the consent of the Beneficiary at any time or from time to time in such manner as may be provided by the Plan Administrator, and the Plan Administrator shall have no duty to notify any person designated as a Beneficiary of any change in any such designation which might affect such person's present or future rights hereunder. If the designated Beneficiary does not survive the Participant, all amounts which would have been paid to such deceased Beneficiary shall be paid to the Participant's estate. Any payment under this Plan which may be made to a Beneficiary after the death of a Participant shall be made only to the person(s) or trust(s) designated pursuant to this section by the Participant.

10.07 Controlling State Law. The laws of the Commonwealth of Virginia shall be controlling in all matters relating to this Plan.

10.08 Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

IN WITNESS WHEREOF, Newport News Shipbuilding Inc. has adopted the foregoing instrument effective as of January 1, 1997.

                                        NEWPORT NEWS SHIPBUILDING INC.

                                        By:  _______________________________

ATTEST:
_____________________________